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                         [GIDDINGS & LEWIS LETTERHEAD]

                                          June 18, 1997

Dear Giddings & Lewis, Inc. Shareholder:

    I am pleased to inform you that Giddings & Lewis, Inc. (the "Company") has signed a merger agreement with Thyssen Aktiengesellschaft ("Thyssen") under which a subsidiary of Thyssen has commenced a tender offer to purchase all of the outstanding shares of Common Stock of the Company at $21 per share in cash. The tender offer will be followed by a merger of the Company and such subsidiary and the Company will continue as the surviving corporation.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE TENDER OFFER AND THE MERGER AND DETERMINED THAT THE TENDER OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE THYSSEN OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its determination and recommendation, the Board gave careful consideration to a number of factors that are described in the enclosed Schedule 14D-9, including the written opinion, dated June 8, 1997, of Credit Suisse First Boston Corporation, the Company's financial advisor, that, based upon and subject to the matters set forth therein as of such date, the cash consideration to be received by the shareholders of the Company in the tender offer and the merger was fair to such shareholders from a financial point of view.

    Additional information with respect to the Board's decision is contained in the enclosed Schedule 14D-9 and we urge you to consider this information carefully.

    Your Board of Directors and I greatly appreciate your continued support and encouragement.

                                          On behalf of the Board of Directors,

                                          [Printer: Insert Signature]
                                          Marvin L. Isles

                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER
                                          GIDDINGS & LEWIS, INC.